Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cataca Resources, Inc.
782 Ayala Avenue, Makati City,
Philippines

We hereby consent to the use of our audit report dated May 9, 2014 in this Registration Statement on Form S-1, with respect to the balance sheets of Cataca Resources, Inc. as of December 31, 2013, the related statements of operations and cash flows for the years ended December 31, 2013 and the period from December 11, 2012 (inception) to December 31, 2013 and the related statement of changes in stockholders’ equity for the period from December 11, 2012 (inception) to December 31, 2013.

Our audit report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the use of our review report dated May 9, 2014 in this registration Statement on Form S-1, with respect to the Condensed Balance Sheets as of March 31, 2014 (unaudited) and December 31, 2013, the Condensed Statements of Operations for the Three months ended March 31, 2014 and from Inception on December 11, 2012 to March 31, 2014 (unaudited), the Condensed Statements of Changes in Stockholders’ Equity (Deficit) from inception on December 11, 2012 to March 31, 2014 and Condensed Statements of Cash Flows for the Three Months ended March 31, 2014 and from Inception on December 11, 2012 to March 31, 2014 (unaudited).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PLS CPA

__________________________
PLS CPA

June 6, 2014

San Diego CA, 92111